BEESFREE, INC.

CODE OF BUISINESS CONDUCT AND ETHICS

1.           Purpose.

The Board of Directors (the “Board”) of BeesFree, Inc. (the “Company”) has adopted the following Code of Business Conduct and Ethics (this “Code”) to apply to the all of the Company’s directors, officers, employees and representatives (collectively referred to here in as “Covered Persons”), as well as to Covered Persons of each subsidiary of the Company.  This Code is intended to focus Covered Persons on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise.  Accordingly, this Code is intended to serve as a source of guiding principles.

2.           Introduction.

Each Covered Person is expected to adhere to a high standard of ethical conduct.  The good name of the Company depends on the way Covered Persons conduct business and the way the public perceives that conduct.  Unethical actions, or the appearance of unethical actions, are not acceptable.  Covered Persons are expected to be guided by the following principles in carrying out their responsibilities:

•	Loyalty. Covered Persons should not be, or appear to be, subject to influences, interests or relationships that conflict with the interests of the Company.

•	Compliance with Applicable Laws. Covered Persons are expected to comply with all laws, rules and regulations applicable to the Company’s and that individual’s activities.

•	Observance of Ethical Standards. Covered Persons must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

3.           Integrity of Records and Public Reporting.

Covered Persons, particularly the Company’s Principal Executive Officer and Principal Financial Officer, should promote the accurate and reliable preparation and maintenance of the Company’s financial and other records.  Diligence in accurately preparing and maintaining the Company’s records and public reports allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure.  In this regard, directors, officers, employees and representatives (where applicable) should:  (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data.  Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures designed to promote full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications.

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In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by the Company, and in other public communications made by the Company, the Covered Persons involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Persons shall provide thorough and accurate financial and accounting data for inclusion is such disclosures and they shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditors or investors. It is the responsibility of Covered Persons to promptly bring to the attention of the Board or Audit Committee of the Board, if one shall exist, any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist such Board or Committee in fulfilling its responsibilities as specified on financial reporting and disclosure, including (1) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (2) fraud, whether or not material, that involves any Covered Person who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting.

The Company’s Principal Executive Officer and Principal Financial Officer shall, and shall strive to ensure that all other officers and employees, carry our their duties in compliance with all applicable governmental laws, rules and regulations.

4.           Conflict of Interest.

A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. A conflict can arise when a Covered Person takes actions or has interests that my make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receive improper personal benefits as a result of his or her position at the Company. Loans to, or guarantees of obligations of, Covered Persons and their family members may create conflicts of interest. It is almost always a conflict of interest for a Covered person to work simultaneously for a competitor, customer or supplier.

Covered Persons must avoid any conflicts of interest between themselves and the Company.  Specifically, no Covered Person shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest with the Company unless such person makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board.

Covered Persons shall promptly bring to the attention of the Board or Audit Committee, if one shall exist, any information he or she may have concerning any actual or apparent conflict of interest, whether in the past, ongoing or contemplated, between personal and professional relationships, involving himself or herself or any other Covered Person who has a significant role in the Company’s financial reporting, disclosure or internal controls for disclosure and financial reporting.

5.           Corporate Opportunities.

Covered Persons are prohibited from: (a) taking for themselves personally opportunities related to the Company’s business; (b) using the Company’s property, information, or position for personal gain; or (c) competing with the Company, directly or indirectly, for business opportunities. Covered Persons owe a duty to the Company to advance its legitimate interests whenever possible.

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6.           Confidentiality.

Covered Persons must maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, that comes to them, from whatever source, except when disclosure is authorized or legally mandated and such information may not be used for personal advantage.  For purposes of this Code, “confidential information” includes all non-public information relating to the Company, its business, customers, suppliers or employees that might be of use to competitors or harmful to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends. See also “Insider Trading” below.

7.            Fair Dealing.

Covered Persons shall behave honestly, ethically and in good faith at all times and with all people. They shall act in good faith, with due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers and colleagues. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered or accepted by a Covered Person or any family member of a Covered Person unless it (1) is consistent with customary business practices, (2) is not excessive in value, (3) cannot be construed as a bribe or payoff and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts by any Covered Person is prohibited.

8.           Insider trading.

Covered Persons who have access to confidential information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. It is always illegal to trade in the Company’s securities while in possession of material, non-public information and it is also illegal to communicate or “tip” such information to others. The Company has adopted a specific Insider Trading Policy which can be obtained by request or viewed on the Company’s website.

9.           Protection and Proper Use of Company Assets.

All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. The Company’s equipment should not be used for non-Company business, though incidental personal use is permitted.

The obligation of Covered Persons to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, formula, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could be illegal and result in civil or criminal penalties.

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10.         Compliance with Laws, Rules and Regulations.

Covered Persons shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws.  Transactions in Company securities are governed by the federal securities laws and the Company’s Insider Trading Policy. Covered persons shall promptly bring to the attention of the Board or Audit Committee any information he or she may have concerning evidence of any violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

11.         Compliance With Code Of Conduct; Violation.

If you know of or suspect a violation of applicable laws, rules or regulations or this Code, you must immediately report that information to any of (i) the General Counsel, if any, or (ii) any member of the Board. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

The Board shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations to the Code by Covered Persons. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits and termination of the individual’s employment, all as determined by the Board. In determining what action is appropriate in a particular case, the Board or such designees shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

9.            Waivers.

Any waivers of this Code must be approved by the Board or the Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

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